EXHIBIT 99.2

PAYCHEX, INC. PRELIMINARY DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis reviews the operating results of Paychex, Inc. and its wholly owned subsidiaries (“Paychex,” “we,” “our,” or “us”) for each of the three fiscal years ended May 31, 2013 (“fiscal 2013”), May 31, 2012 (“fiscal 2012”), and May 31, 2011 (“fiscal 2011”), and our financial condition as of May 31, 2013. This review provides analysis and disclosure in addition to the disclosures contained in our press release dated June 26, 2013, which is furnished as Exhibit 99.1 to our Current Report on Form 8-K ("Form 8-K") filed with the Securities and Exchange Commission ("SEC") on June 26, 2013.
This discussion and analysis is preliminary, and as such, it is not based on audited financial information and it is not a complete discussion and analysis intended to satisfy the requirements of Item 303 of regulation S-K promulgated by the SEC. We expect to file our fiscal 2013 Annual Report on Form 10-K ("Form 10-K") with the SEC within 60 days after our May 31, 2013 fiscal year end. The fiscal 2013 Form 10-K will contain a complete set of audited consolidated financial statements, notes to consolidated financial statements, and complete Management's Discussion and Analysis of Financial Condition and Results of Operations that will satisfy the requirements of Item 303 of Regulation S-K.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS PURSUANT TO THE UNITED STATES PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Certain written and oral statements made by us may constitute “forward-looking statements” within the meaning of the safe harbor provisions of the United States (“U.S.”) Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Forward-looking statements can be identified by such words and phrases as “we expect,” “expected to,” “estimates,” “estimated,” “current outlook,” “we look forward to,” “would equate to,” “projects,” “projections,” “projected to be,” “anticipates,” “anticipated,” “we believe,” “could be,” and other similar phrases. Examples of forward-looking statements include, among others, statements we make regarding operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to revenue growth, earnings, earnings-per-share growth, or similar projections.
Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that are difficult to predict, many of which are outside our control. Our actual results and financial conditions may differ materially from those indicated in the forward-looking statements. Therefore, you should not place undue reliance upon any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following:

•
general market and economic conditions including, among others, changes in U.S. employment and wage levels, changes to new hiring trends, legislative changes to stimulate the economy, changes in short- and long-term interest rates, changes in the fair value and the credit rating of securities held by us, and accessibility of financing;

•	changes in demand for our services and products, ability to develop and market new services and products effectively, pricing changes and the impact of competition;

•	changes in the availability of skilled workers;

•
changes in the laws regulating collection and payment of payroll taxes, professional employer organizations, and employee benefits, including retirement plans, workers’ compensation, health insurance, state unemployment, and section 125 plans;

•	changes in health insurance and workers’ compensation rates and underlying claims trends;

•	changes in technology that adversely affect our products and services and impact our ability to provide timely enhancements to services and products;

•	the possibility of a security breach that disrupts operations or exposes client confidential data;

•	the possibility of failure of our operating facilities, computer systems, and communication systems during a catastrophic event;

•	the possibility of third-party service providers failing to perform their functions;

•	the possibility of a failure of internal controls or our inability to implement business processing improvements;

•
the possibility that we may be subject to liability for violations of employment or discrimination laws by our clients and acts or omissions of client employees who may be deemed to be our agents, even if we do not participate in any such acts or violations; and

•	potentially unfavorable outcomes related to pending legal matters.
Any of these factors, as well as such other factors as discussed in our periodic filings with the SEC, could cause our actual results to differ materially from our anticipated results. The information provided in this document is based upon the facts and circumstances known at this time, and any forward-looking statement made by us in this document speaks only as of the date on which it is made. We undertake no obligation to update these forward-looking statements after the date of filing of the Form 8-K containing this document with the SEC to reflect events or circumstances after such date, or to reflect the occurrence of unanticipated events.
Overview
We are a leading provider of payroll, human resource, and benefits outsourcing solutions for small- to medium-sized businesses. Our Payroll and Human Resource Services ("HRS") offer a portfolio of services and products that allow our clients to meet their diverse payroll and human resource needs. Our payroll services are the foundation of our service portfolio and include:

•	payroll processing;

•	payroll tax administration services;

•	employee payment services; and

•	regulatory compliance services (new-hire reporting and garnishment processing).
We support the small market through our core payroll and SurePayroll, Inc. ("SurePayroll") product lines. The mid-market companies typically have more sophisticated payroll and benefits needs, and are primarily serviced through our Major Market Services (“MMS”). Our software-as-a-service (“SaaS”) solution through our MMS platform provides human resource management, employee benefits management, time and attendance systems, online expense reporting, and applicant tracking.
Our HRS products include:

•
Paychex HR Solutions, under which we offer our administrative services organization (“ASO”) and our professional employer organization (“PEO”). We also offer Paychex HR Essentials, an ASO product that provides support to our clients over the phone or online to help manage employee-related topics;

•	retirement services administration;

•	insurance services;

•	eServices; and

•	other human resource services and products.
Our primary goal is to transform the way businesses do business. We strive to achieve this by leveraging our industry-leading technology combined with our outstanding customer service. Our business strategy is focused on strong long-term financial performance by providing high-quality, timely, accurate, and affordable services; growing our client base; increasing utilization of our ancillary services; leveraging our technology through our service organization; and expanding our product offerings. We continue to focus on driving growth in clients, revenue, and profits. We are managing our personnel costs and expenses while continuing to invest in our business, particularly in leading-edge technology. We believe these investments are critical to our success. Looking to the future, we continue to focus on investing in our products, people, and service capabilities, positioning ourselves to capitalize on opportunities for long-term growth.
Our financial results for fiscal 2013 reflected sustained growth in our business. Checks per payroll and revenue per check continued to show improvement. Checks per payroll grew 1.6% for fiscal 2013. This growth is slightly less than the growth of 2.0% for fiscal 2012. Our service execution was strong as we achieved our highest levels of customer satisfaction in our history and record levels of client retention.
Our financial results continue to be adversely impacted by the interest rate environment as interest rates available on high quality financial instruments remain low. The Federal Funds rate has been at a range of zero to 0.25% since December 2008. Our combined funds held for clients and corporate investment portfolios earned an average rate of return of 1.0% for fiscal 2013, compared to 1.1% for fiscal 2012 and 1.3% for fiscal 2011.

Highlights of our financial results for fiscal 2013 compared to fiscal 2012 are as follows:

•	Payroll service revenue increased 2% to $1.5 billion.

•	HRS revenue increased 10% to $746.0 million.

•	Interest on funds held for clients decreased 6% to $41.0 million.

•	Total revenue increased 4% to $2.3 billion.

•
Operating income increased 6% to $904.8 million, and operating income, net of certain items, increased 7% to $863.8 million. Refer to the “Non-GAAP Financial Measure” discussion below for further information on operating income, net of certain items.

•
Net income increased 4% to $569.0 million and diluted earnings per share increased 3% to $1.56 per share. Net income and diluted earnings per share were impacted by the settlement of a state income tax matter, which reduced diluted earnings per share by approximately $0.04 per share.

•	Dividends of $476.7 million were paid to stockholders, representing 84% of net income.

Non-GAAP Financial Measure
In addition to reporting operating income, a U.S. generally accepted accounting principle (“GAAP”) measure, we present operating income, net of certain items, which is a non-GAAP measure. We believe operating income, net of certain items, is an appropriate additional measure, as it is an indicator of our core business operations performance period over period. It is also the basis of the measure used internally for establishing the following year’s targets and measuring management’s performance in connection with certain performance-based compensation payments and awards. Operating income, net of certain items, excludes interest on funds held for clients. Interest on funds held for clients is an adjustment to operating income due to the volatility of interest rates, which are not within the control of management. Operating income, net of certain items, is not calculated through the application of GAAP and is not the required form of disclosure by the SEC. As such, it should not be considered as a substitute for the GAAP measure of operating income and, therefore, should not be used in isolation, but in conjunction with the GAAP measure. The use of any non-GAAP measure may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.
Business Outlook
Our client base totaled approximately 570,000 clients as of May 31, 2013, compared to approximately 567,000 clients as of May 31, 2012, and approximately 564,000 clients as of May 31, 2011. Our client base increased approximately 1% for fiscal 2013, compared to approximately 1% for fiscal 2012 and approximately 5% (1% decline on an organic basis) for fiscal 2011.
For fiscal 2013, payroll services client retention was at record levels exceeding 81% of our beginning client base. We received the highest client satisfaction results in our history, which we believe is a result of our focus on providing high-quality service to our customers to maximize client retention.
Our ancillary services provide services to employers and employees beyond payroll, but effectively leverage payroll processing data and, therefore, are beneficial to our operating margin. eServices ancillary services are often included as part of the SaaS solutions for mid-market clients. The following statistics demonstrate the growth in certain of our HRS ancillary service offerings:

	Balance at May 31, 2013	Growth rates for fiscal year
		2013	2012	2011
Paychex HR Solutions client employees served	672,000	9%	8%	12%
Paychex HR Solutions clients	25,000	10%	8%	8%
Insurance services clients(1)	108,000	1%	6%	8%
Health and benefits services applicants	131,000	8%	23%	23%
Retirement services clients (2)	62,000	4%	4%	12%

(1)	Includes workers’ compensation insurance services clients and health and benefits services clients.

(2)	Retirement services clients includes ePlan Services, Inc. ("ePlan") clients. ePlan was acquired in May 2011. The organic growth rate for retirement services clients for fiscal 2011 would have been 5%.
Ongoing investment in our business is critical to our success. We continued to expand our product portfolio, through internal development and acquisitions, to add value for our clients. We have positioned ourselves to capture the opportunity created by a greater interest in online, SaaS solutions through both product development and recent acquisitions with SaaS-oriented business models, including our SurePayroll product which continues to perform well. The combination of our market-leading SaaS solutions combined with our service model allow us to offer a unique value proposition in the market.
We enhanced our online and mobile offerings, adding greater value and convenience for our clients. These mobile applications allow our clients instant access and increased productivity. Our single-sign-on feature provides a new and improved interface and mobility enhancer. During fiscal 2013, we launched our mobile application for the smartphone. We also added access to flexible spending account ("FSA") and health and benefits employer and employee information to the mobile offerings. Early in fiscal 2013, we launched an industry-leading report center and robust report writer. This provides a one-stop shop for standard or on-demand reporting needs, ad-hoc and customized reporting, data-extract templates and more.
We continued our momentum to enhance our Paychex Next Generation platform and its suite of innovative products, as we believe this is a key building block to our future success. This platform allows us to leverage efficiencies in our processes and to continue to provide excellent customer service to our clients. This technology creates a truly integrated workforce management solution for our mid-market clients, bringing together the services those clients need, including our small and mid-market payroll products and various human resource and employee benefit management services.
In our retirement services area, we have also experienced success in driving more sales through our approach to enhance our relationships directly with financial advisors. We recently announced a partnership with FSAStore.com, a national online store stocked exclusively with FSA-eligible products and services, provides participants in the Paychex FSA a simple and convenient way to use their FSA funds.
We have strengthened our position as an expert in our industry by serving as a source of education and information to clients, small businesses, and other interested parties. During fiscal 2013, we launched a newly redesigned Paychex Accountant Knowledge Center, a free online resource available through www.paychex.com that brings valuable information and time-saving online tools to accounting professionals. We also launched a new and improved BuildMyBiz.com that includes a number of new features that provide enhanced resources for entrepreneurs and small business owners. In addition, we provide free webinars, white papers, and other information on our website to aid existing and prospective clients with the impact of regulatory changes. The Paychex Insurance Agency, Inc. website, www.paychexinsurance.com, helps small business owners navigate the area of insurance coverage.
Financial position and liquidity
The supply of high credit quality securities has been limited with the continued volatility in the global financial markets, thereby limiting our investment choices. Despite this macroeconomic environment, our financial position as of May 31, 2013 remained strong with cash and total corporate investments of $874.6 million and no debt.
Our investment strategy focuses on protecting principal and optimizing liquidity. Yields on high quality financial instruments remain low, negatively impacting our income earned on funds held for clients and corporate investments. We invest predominately in municipal bonds — general obligation bonds; pre-refunded bonds, which are secured by a U.S. government escrow; and essential services revenue bonds. During fiscal 2013, our primary short-term investment vehicles were high quality variable rate demand notes (“VRDNs”) and bank demand deposit accounts.
A substantial portion of our portfolios is invested in high credit quality securities with AAA and AA ratings and A-1/P-1 ratings on short-term securities. We limit the amounts that can be invested in any single issuer and invest in short- to intermediate-term instruments whose fair value is less sensitive to interest rate changes. We believe that our investments as of May 31, 2013 were not other-than-temporarily impaired, nor has any event occurred subsequent to that date that would indicate any other-than-temporary impairment.
Our primary source of cash is our ongoing operations. Cash flow from operations was $675.3 million for fiscal 2013. Historically, we have funded our operations, capital purchases, business acquisitions, and dividend payments from our operating activities. Our positive cash flows in fiscal 2013 allowed us to support our business growth and to pay substantial dividends to our stockholders. During fiscal 2013, dividends paid to stockholders were 84% of net income. It is anticipated that cash and total corporate investments as of May 31, 2013, along with projected operating cash flows, will support our normal business operations, capital purchases, and dividend payments for the foreseeable future.
For further analysis of our results of operations for fiscal years 2013, 2012, and 2011, and our financial position as of May 31, 2013, refer to the tables and analysis in the “Results of Operations” and “Liquidity and Capital Resources” sections of this preliminary discussion and analysis.

Outlook
Our outlook for the fiscal year ending May 31, 2014 (“fiscal 2014”) is based upon current economic and interest rate conditions continuing with no significant changes. Our expected fiscal 2014 payroll revenue growth rate is based upon anticipated client base growth and increases in revenue per check. HRS revenue growth is expected to remain in line with our recent organic experience.
Our fiscal 2014 guidance is as follows:

	Low		High
Payroll service revenue	3%	—	4%
HRS revenue	9%	—	10%
Total service revenue	5%	—	6%
Interest on funds held for clients	(9)%	—	(7)%
Investment income, net	—%	—	5%
Net income	8%	—	9%
Net income growth for fiscal 2014 is expected to benefit from a strong comparison in the fourth quarter as a result of the impact of the settlement of a state income tax matter in fiscal 2013, which reduced diluted earnings per share by approximately $0.04 per share. Operating income, net of certain items, as a percent of service revenue, is expected to be approximately 38% for fiscal 2014. The effective income tax rate for fiscal 2014 is expected to be in the range of 36% to 37%. The settlement of a state income tax matter in fiscal 2013 is not expected to have an impact on the effective income tax rate for fiscal 2014.
Interest on funds held for clients and investment income for fiscal 2014 are expected to continue to be impacted by the low interest rate environment. The average rate of return on our combined funds held for clients and corporate investment portfolios is expected to remain at 1.0% for fiscal 2014. As of May 31, 2013, the long-term investment portfolio had an average yield-to-maturity of 1.8% and an average duration of 3.1 years. In the next twelve months, slightly less than 15% of this portfolio will mature, and it is currently anticipated that these proceeds will be reinvested at a lower average interest rate of approximately 1.1%. Investment income is expected to benefit from ongoing investment of cash generated from operations.
Purchases of property and equipment for fiscal 2014 are expected to be in the range of $100 million to $110 million. This includes costs for internally developed software as we continue to invest in our service supporting technology. Fiscal 2014 depreciation expense is projected to be in the range of $85 million to $90 million, and we project amortization of intangible assets for fiscal 2014 to be approximately $15 million.
Results of Operations
Summary of Results of Operations for the Fiscal Years Ended May 31:

In millions, except per share amounts	2013	Change	2012	Change (1)	2011
Revenue:
Payroll service revenue	$1,539.2	2%	$1,510.0	5%	$1,438.8
HRS revenue	746.0	10%	676.2	13%	597.4
Total service revenue	2,285.2	5%	2,186.2	7%	2,036.2
Interest on funds held for clients	41.0	(6)%	43.6	(9)%	48.1
Total revenue	2,326.2	4%	2,229.8	7%	2,084.3
Combined operating and SG&A expenses	1,421.4	3%	1,375.9	6%	1,297.9
Operating income	904.8	6%	853.9	9%	786.4
Investment income, net	6.6	4%	6.4	9%	5.8
Income before income taxes	911.4	6%	860.3	9%	792.2
Income taxes	342.4	10%	312.3	13%	276.9
Effective income tax rate	37.6%		36.3%		35.0%
Net income	569.0	4%	$548.0	6%	$515.3
Diluted earnings per share	$1.56	3%	$1.51	6%	$1.42
(1) Rate of growth for fiscal 2012 reflects acquisitions of SurePayroll and ePlan in fiscal 2011.

We invest in highly liquid, investment-grade fixed income securities and do not utilize derivative instruments to manage interest rate risk. As of May 31, 2013, we had no exposure to high-risk or illiquid investments and had insignificant exposure to European investments. Details regarding our combined funds held for clients and corporate investment portfolios are as follows:

	Year ended May 31,
$ in millions	2013	2012	2011
Average investment balances:
Funds held for clients	$3,715.6	$3,584.3	$3,350.3
Corporate investments	756.9	685.9	662.4
Total	$4,472.5	$4,270.2	$4,012.7

Average interest rates earned (exclusive of net realized gains):
Funds held for clients	1.1%	1.2%	1.4%
Corporate investments	0.8%	0.9%	0.9%
Combined funds held for clients and corporate investments	1.0%	1.1%	1.3%

Total net realized gains	$0.9	$1.0	$1.3

$ in millions As of May 31,	2013	2012	2011
Net unrealized gains on available-for-sale securities(1)	$34.7	$59.5	$59.3
Federal Funds rate(2)	0.25%	0.25%	0.25%
Total fair value of available-for-sale securities	$3,691.4	$3,059.0	$2,737.2
Weighted-average duration of available-for-sale securities in years(3)	3.1	3.0	2.4
Weighted-average yield-to-maturity of available-for-sale securities(3)	1.8%	2.2%	2.6%

(1)	The net unrealized gain on our investment portfolios was approximately $2.5 million as of June 21, 2013.

(2)	The Federal Funds rate was a range of zero to 0.25% as of May 31, 2013, 2012, and 2011.

(3)	These items exclude the impact of VRDNs, as they are tied to short-term interest rates.
Payroll service revenue:    Payroll service revenue increased 2% for fiscal 2013 and 5% for fiscal 2012 to $1.5 billion for both periods. Organic growth in payroll service revenue for fiscal 2012, which excludes the impact of acquisitions during fiscal 2011, was approximately 4%. Both fiscal 2013 and fiscal 2012 revenue benefited from increases in checks per payroll and revenue per check. Checks per payroll increased 1.6% and 2.0% for fiscal 2013 and fiscal 2012, respectively. Revenue per check in both periods was positively impacted by price increases, partially offset by discounting. Payroll service revenue for fiscal 2013 was modestly affected by the impact of Hurricane Sandy in the fall of 2012 and one less payroll processing day overall due to the leap year in fiscal 2012. Our client base growth was approximately 1% for both fiscal 2013 and fiscal 2012. Client retention reached a historic high for fiscal 2013 following a year of further improvement.
Human Resource Services revenue:    HRS revenue increased 10% for fiscal 2013 and 13% for fiscal 2012 to $746.0 million and $676.2 million, respectively. The growth rate for fiscal 2012 was impacted by the acquisition of ePlan in May 2011. Organic growth in HRS revenue was approximately 11% for fiscal 2012. The following factors contributed to the growth for fiscal 2013 and fiscal 2012:

•
Retirement services revenue benefited from growth in clients, price increases, and an increase in the average asset value of retirement services client employees’ funds, partially offset by the impact from a shift in the mix of assets within these funds to investments that earn lower fees from external managers.

•
Paychex HR Solutions revenue was positively impacted by growth in both clients and client employees and price increases. The rate of growth for Paychex HR Solutions revenue for fiscal 2013 and fiscal 2012 was tempered by a lower average number of client employees within our PEO. During the second half of fiscal 2013, the PEO business stabilized and its results strengthened as the year progressed. For fiscal 2013, PEO revenue also benefited from positive rate impacts and fluctuations in workers' compensation costs.

•
Insurance services revenue continued to improve as a result of growth in health and benefits services applicants, though at moderating rates, and higher revenue from other insurance policies, such as dental, vision, disability, and life. Growth also resulted from increases in premiums for workers’ compensation insurance services.

•	eServices revenue growth reflects higher client base and price increases, particularly as we continue to focus on adding SaaS-based solutions through product development and acquisitions.
HRS product key statistics are as follows:

$ in billions As of May 31,	2013	Change	2012	Change	2011
Paychex HR Solutions client employees served	672,000	9%	615,000	8%	569,000
Paychex HR Solutions clients	25,000	10%	23,000	8%	21,000
Insurance services clients(1)	108,000	1%	107,000	6%	100,000
Health and benefits services applicants	131,000	8%	121,000	23%	99,000
Retirement services clients	62,000	4%	59,000	4%	57,000
Asset value of retirement services client employees’ funds	$19.3	23%	$15.7	3%	$15.3

(1)	Includes workers’ compensation insurance services clients and health and benefits services clients.
Total service revenue:    Total service revenue increased 5% for fiscal 2013 and 7% for fiscal 2012, attributable to the factors previously discussed. Organic service revenue growth was approximately 6% for fiscal 2012.
Interest on funds held for clients:    Interest on funds held for clients decreased 6% for fiscal 2013 and 9% for fiscal 2012 compared to the respective prior year periods. These declines were the result of lower average interest rates earned, partially offset by increases in average investment balances. The lower average interest rates were the result of lower yields on high quality financial instruments. For fiscal 2013, the average interest rate earned was also impacted by the mix of investments in the short-term portfolio, with more invested in tax-exempt securities. Tax-exempt securities typically earn a lower pre-tax rate of return, but are expected to generate lower income tax expense on interest earned.
Average investment balances for funds held for clients increased 4% for fiscal 2013 and 7% for fiscal 2012. The increase for fiscal 2013 was largely due to the expiration of certain payroll tax cuts on December 31, 2012, which resulted in higher employee social security withholdings. In addition, average investment balances benefited from increases in checks per payroll and wage inflation. The increase in average investment balances for fiscal 2012 was the result of the inclusion of SurePayroll client funds, wage inflation, increase in state unemployment insurance rates, and the increase in checks per payroll.
Combined operating and SG&A expenses:    The following table summarizes total combined operating and selling, general and administrative (“SG&A”) expenses for fiscal years:

In millions	2013	Change	2012	Change	2011
Compensation-related expenses	$955.8	4%	$920.8	5%	$877.7
Facilities expenses	55.4	(5)%	58.1	(3)%	60.0
Depreciation and amortization	98.2	—%	97.8	10%	88.7
Other expenses	312.0	4%	299.2	10%	271.5
Total operating and SG&A expenses	$1,421.4	3%	$1,375.9	6%	$1,297.9
A significant portion of the increases in expenses for fiscal 2012 was driven by the acquisitions during fiscal 2011. Organic growth in combined operating and SG&A expenses was approximately 3% for fiscal 2012. For both fiscal 2013 and fiscal 2012, continued investment in leading-edge technology contributed to the increases in total expenses, with those expenses growing at a faster rate than total expenses. Improvements in operations productivity with related lower headcount have moderated these increases.
Compensation-related costs for fiscal 2013 and fiscal 2012 were impacted by increased headcount in areas supporting our development of technology, and higher employee benefit-related costs. Fiscal 2013 was also impacted in variable compensation by strong sales execution in the small business market.  As of both May 31, 2013 and 2012, we had approximately 12,400 employees.
Depreciation expense is primarily related to buildings, furniture and fixtures, data processing equipment, and software. Increases in depreciation expense were due to capital expenditures as we invested in technology and continued to grow our business. Amortization of intangible assets is primarily related to client list acquisitions, which are amortized using either straight-line or accelerated methods. Depreciation and amortization increased in fiscal 2012 due to business acquisitions.
Other expenses include items such as delivery, forms and supplies, communications, travel and entertainment, equipment costs, professional services, and other costs incurred to support our business. The increase in other expenses for fiscal 2012 was primarily attributable to the inclusion of our acquisitions. In addition, higher equipment costs within information technology and higher professional services supporting our technology development contributed to the increases in other expenses for both fiscal 2013 and fiscal 2012.
Operating income:    Operating income increased 6% for fiscal 2013 and 9% for fiscal 2012. The fluctuations in operating income were attributable to the factors previously discussed.
Operating income, net of certain items, is as follows for fiscal years:

In millions	2013	Change	2012	Change	2011
Operating income	$904.8	6%	$853.9	9%	$786.4
Excluding: Interest on funds held for clients	(41.0)	(6)%	(43.6)	(9)%	(48.1)
Operating income, net of certain items	$863.8	7%	$810.3	10%	$738.3
Operating income, net of certain items, as a percent of service revenue	37.8%		37.1%		36.3%
Refer to the previous discussion of operating income, net of certain items, in the “Non-GAAP Financial Measure” section on page 3.
Investment income, net:    Investment income, net, primarily represents earnings from our cash and cash equivalents and investments in available-for-sale securities. Investment income does not include interest on funds held for clients, which is included in total revenue. Investment income increased 4% for fiscal 2013 and 9% for fiscal 2012. The increases in investment income were primarily the result of higher average investment balances. Average investment balances increased 10% for fiscal 2013 and 4% for fiscal 2012. The increases were the result of investment of cash generated from operations. For fiscal 2013, investment income growth was tempered by lower average interest rates earned.
Income taxes:    Our effective income tax rate was 37.6% for fiscal 2013 compared to 36.3% for fiscal 2012 and 35.0% for fiscal 2011. The increase in our effective tax rate for fiscal 2013 was the result of the settlement of a state income tax matter. The increase in our effective tax rate for fiscal 2012 was primarily the result of changes in state apportionment and lower levels of tax-exempt income derived from municipal debt securities in the funds held for clients and corporate investment portfolios.
Net income and earnings per share:    Net income increased 4% to $569.0 million for fiscal 2013 and 6% to $548.0 million for fiscal 2012. Diluted earnings per share increased 3% to $1.56 per share for fiscal 2013 and 6% to $1.51 per share for fiscal 2012. These fluctuations were attributable to the factors previously discussed. The settlement of a state income tax matter impacted diluted earnings per share by approximately $0.04 per share for fiscal 2013.
Liquidity and Capital Resources
The supply of high credit quality securities has been limited with the continued volatility in the global financial markets, thereby limiting our investment choices. Despite this macroeconomic environment, our financial position as of May 31, 2013 remained strong with cash and total corporate investments of $874.6 million and no debt. We also believe that our investments as of May 31, 2013 were not other-than-temporarily impaired, nor has any event occurred subsequent to that date that would indicate any other-than-temporary impairment. We anticipate that cash and total corporate investments as of May 31, 2013, along with projected operating cash flows, will support our normal business operations, capital purchases, and dividend payments for the foreseeable future.
Operating Cash Flow Activities

	Year ended May 31,
In millions	2013	2012	2011
Net income	$569.0	$548.0	$515.3
Non-cash adjustments to net income	183.3	175.1	166.5
Cash (used in)/provided by changes in operating assets and liabilities	(77.0)	(16.5)	33.5
Net cash provided by operating activities	$675.3	$706.6	$715.3

The decreases in our operating cash flows for fiscal 2013 and fiscal 2012 resulted mainly from fluctuations in operating assets and liabilities, partially offset by higher net income adjusted for non-cash items. The fluctuations in our operating assets and liabilities between periods were primarily related to the timing of collections from clients and payments for compensation, PEO payroll, income tax, and other liabilities.
Investing Cash Flow Activities

	Year ended May 31,
In millions	2013	2012	2011
Net change in funds held for clients and corporate investment activities	$306.8	$(1,147.4)	$(179.8)
Purchases of property and equipment	(98.7)	(89.6)	(100.5)
Acquisition of businesses, net of cash acquired	(21.3)	(6.0)	(126.4)
Purchases of other assets	(5.1)	(1.3)	(2.8)
Net cash provided by/(used in) investing activities	$181.7	$(1,244.3)	$(409.5)
Funds held for clients and corporate investments:    Funds held for clients consist of short-term funds and available-for-sale securities. Corporate investments are primarily comprised of available-for-sale securities. The fluctuation in the net change in funds held for clients and corporate investment activities is largely due to timing within the client funds portfolio. There was a large cash outflow on Friday, May 31, 2013 that required the liquidation of funds held in funds held for clients short-term cash equivalents portion of the portfolio, resulting in positive cash flow from investing activities for fiscal 2013. There was a large inflow of collections on Thursday, May 31, 2012 that was invested primarily in short-term investments on that date reflecting a large cash outflow from investing activities for fiscal 2012. See further discussion of this timing in the financing cash flows discussion of net change in client fund obligations. Our net cash inflow from funds held for clients and corporate investment activities for fiscal 2013 was partially offset by higher purchases than sales of VRDN securities during the year. For fiscal 2012, the net cash outflow was increased from investment in longer-term available-for-sale securities within our corporate portfolio.
In general, fluctuations in net funds held for clients and corporate investment activities primarily relate to timing of purchases, sales, or maturities of investments. The amount of funds held for clients will vary based upon the timing of collection of client funds, and the related remittance of funds to applicable tax or regulatory agencies for payroll tax administration services and to employees of clients utilizing employee payment services.
Purchases of long-lived assets:    To support our continued client and ancillary product growth, purchases of property and equipment were made for data processing equipment and software, and for the expansion and upgrade of various operating facilities. During fiscal years 2013, 2012, and 2011, we purchased approximately $6.5 million, $2.6 million, and $5.7 million, respectively, of data processing equipment and software from EMC Corporation. The Chairman, President, and Chief Executive Officer of EMC Corporation is a member of our Board of Directors (the “Board”).
During fiscal 2013 and fiscal 2012, we paid, net of cash acquired, $21.3 million and $6.0 million, respectively, for immaterial business acquisitions. During fiscal 2011, we paid $126.4 million for the combined acquisitions of SurePayroll and ePlan.
Financing Cash Flow Activities

	Year ended May 31,
In millions, except per share amounts	2013	2012	2011
Net change in client fund obligations	$(454.6)	$980.5	$(34.9)
Dividends paid	(476.7)	(460.5)	(448.8)
Equity activity related to stock-based awards	72.8	7.5	12.6
Net cash (used in)/provided by financing activities	$(858.5)	$527.5	$(471.1)
Cash dividends per common share	$1.31	$1.27	$1.24
Net change in client fund obligations:    The client fund obligations liability will vary based on the timing of collecting client funds, and the related required remittance of funds to applicable tax or regulatory agencies for payroll tax administration services and to employees of clients utilizing employee payment services. Collections from clients are typically remitted from one to 30 days after receipt, with some items extending to 90 days.
The fluctuations in net change in client fund obligations for the years presented is primarily the result of timing of collections and remittances. May 31, 2013 fell on a Friday, which is a large cash outflow day for direct deposit funds, partially offset by tax payment funds collected on that day. May 31, 2012 fell on a Thursday, which is a large collection day for direct pay funds. These funds were then paid out on Friday, June 1, 2012. May 31, 2011 fell on a Tuesday, which is not typically a significant collection or payment day. In addition, the fluctuations were impacted by overall trends in client fund balances, which were 4% higher on average for fiscal 2013 than fiscal 2012 and 7% higher on average for fiscal 2012 than for fiscal 2011.
Dividends paid:    In October 2012, the Board increased our quarterly dividend to stockholders by 3% to $0.33 per share from $0.32 per share. In October 2011, the Board increased our quarterly dividend by 3% to $0.32 per share from $0.31 per share. The dividends paid as a percentage of net income totaled 84%, 84%, and 87% for fiscal years 2013, 2012, and 2011, respectively. The payment of future dividends is dependent on our future earnings and cash flow and is subject to the discretion of our Board.
Equity activity related to stock-based awards:    The increase in activity related to stock-based awards for fiscal 2013 compared to fiscal 2012 was largely driven by an increase in proceeds from exercise of stock options. Common shares acquired through exercise of stock options were 2.4 million shares, 0.2 million shares, and 0.4 million shares for fiscal years 2013, 2012, and 2011, respectively.